Exhibit 3

STOCKHOLDERS AGREEMENT

between and among

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

and

the Stockholders named herein

dated as of

May 31, 2017

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Table of Contents

(continued)

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement (as executed and as it may be amended, modified, supplemented or restated from time to time, this “Agreement”), dated as of May 31, 2017, is entered into between and among To The Stars Academy of Arts and Science Inc., a Delaware public benefit corporation (the “Company”), each Person listed as a Stockholder on the signature page hereto (each, a “Stockholder” and, collectively, the “Stockholders”) and each other Person who after the date hereof acquires securities of the Company and agrees to become a party to, and bound by, this Agreement as a “Stockholder” by executing a counterpart signature page to this Agreement or a Joinder Agreement. The Stockholders and their respective Permitted Transferees are each referred to herein as a “Stockholder” and, collectively, the “Stockholders”.

RECITALS

WHEREAS, the Stockholders hold and hereafter may acquire additional shares of Class A Common Stock or Class B Common Stock or other Capital Stock or Stock Equivalents;

WHEREAS, the Company may from time to time grant the Stockholders stock options to purchase shares of Capital Stock pursuant to a Stock Option Plan and applicable Award Agreements between the Company and the applicable Stockholder; and

WHEREAS, the Company and the Stockholders desire to enter into this Agreement to set forth their understanding and agreement as to the shares of Capital Stock and Stock Equivalents held by the Stockholders, including the voting, tender and transfer of such shares under the circumstances set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

Section 1.01     Definitions. When used in this Agreement with initial capital letters, the following terms have the meanings specified or referred to in this Section 1.01:

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person, including any partner, member, stockholder or other equity holder of such Person or manager, director, officer or employee of such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Approved Transaction” means: (a) the sale of consolidated assets of the Company representing 25% or more of the aggregate value of the Company’s consolidated assets to a Third Party Purchaser; (b) the sale of assets of any Subsidiary of the Company representing 25% or more of the aggregate value of such Subsidiary’s assets; (c) a sale resulting in 25% or more of the Class A Common Stock (or other voting stock of the Company) being held by a Third Party Purchaser; (d) a sale resulting in 25% or more of the capital stock or other equity interests of a Subsidiary of the Company being held by a Third Party Purchaser; or (e) a merger, consolidation, recapitalization or reorganization of the Company or any applicable Subsidiary of the Company with or into a Third Party Purchaser.

“Award Agreements” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of any individual grant of Stock Options under a Stock Option Plan.

“Board” has the meaning set forth in Section 2.01(a)(i).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of Los Angeles, California are authorized or required to close.

“Business Opportunity” has the meaning set forth in Section 4.01.

“Capital Stock” means the Preferred Stock, the Common Stock and any other class or series of capital stock or other equity securities of the Company, whether authorized as of or after the date hereof.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as filed on March 14, 2017 with the Secretary of State of the State of Delaware, and as amended, modified, supplemented or restated from time to time.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Common Stock” means, collectively: (a) the Class A Common Stock, (b) the Class B Common Stock, and (c) any other class of common stock of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Company” has the meaning set forth in the Preamble.

“Company Subsidiary” means a Subsidiary of the Company.

“Delaware Act” means the General Corporation Law of the State of Delaware, Title 8, Chapter 1, §§ 8-101, et seq, and any successor statute, as it may be amended from time to time.

“Designated Director” has the meaning set forth in Section 2.01(a)(ii).

“Designating Stockholder” has the meaning set forth in Section 2.01(a)(ii).

“Director” has the meaning set forth in Section 2.01(a)(i).

“Drag-along Notice” has the meaning set forth in Section 3.04(c).

“Drag-along Sale” has the meaning set forth in Section 3.04(a).

“Drag-along Stockholder” has the meaning set forth in Section 3.04(a).

“Dragging Stockholder” has the meaning set forth in Section 3.04(a).

“Executive Director” has the meaning set forth in Section 2.01(a)(ii).

“Fully Diluted Basis” means, as of any date of determination: (a) with respect to all Capital Stock, all issued and outstanding Capital Stock of the Company and all Capital Stock issuable upon the exercise or conversion of any outstanding Stock Equivalents as of such date, whether or not such Stock Equivalent is at the time exercisable or convertible; or (b) with respect to any specified type, class or series of Capital Stock, all issued and outstanding shares of Capital Stock designated as such type, class or series and all such designated shares of Capital Stock issuable upon the conversion or exercise of any outstanding Stock Equivalents as of such date, whether or not such Stock Equivalent is at the time exercisable or convertible.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Joinder Agreement” means a Joinder Agreement to this Agreement in form and substance reasonably acceptable to the Lead Investor.

“Lead Investor” means Thomas M. DeLonge or any Affiliate thereof that from time to time directly or indirectly holds (or through which Mr. DeLonge beneficially owns) Capital Stock.

“Other Business” has the meaning set forth in Section 4.01.

“Permitted Transfer” means a Transfer of Capital Stock or Stock Equivalents carried out pursuant to Section 3.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” means (a) the Series A Preferred Stock, par value $[0.0001] per share, of the Company having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Series A Preferred Stock” in the Certificate of Incorporation, (b) the Series B Preferred Stock, par value $0.0001 per share, of the Company having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Series B Preferred Stock” in the Certificate of Incorporation, and (c) any other class or series of preferred stock authorized or issued by the Company from time to time, and in each of the foregoing cases any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Public Offering” means any underwritten public offering pursuant to a registration statement filed in accordance with the Securities Act.

“Purchase Notice” has the meaning set forth in Section 3.03(b)(i).

“Purchase Right” has the meaning set forth in Section 3.03(a).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Selling Stockholder” has the meaning set forth in Section 3.03(a).

“Shares” means shares of (a) Common Stock; (b) Preferred Stock; and (c) any other Capital Stock, in each case together with any Stock Equivalents thereon, purchased, owned or otherwise acquired by a Stockholder as of or after the date hereof, and any securities issued in respect of any of the foregoing, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Specified Shares” has the meaning set forth in Section 3.03(b)(i).

“Spousal Consent” has the meaning set forth in Section 6.20.

“Stock Equivalents” means any Stock Option and any other security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Shares, and any option, warrant or other right to subscribe for, purchase or acquire Shares or Stock Equivalents (disregarding any restrictions or limitations on the exercise of such rights).

“Stockholder” has the meaning set forth in the Preamble.

“Stock Option Plan” means any stock option or other equity incentive plan of the Company from time to time in effect, each as amended, restated or modified from time to time.

“Stock Options” means the Stock Options or other equity incentive rights or securities granted pursuant to a Stock Option Plan and the Award Agreements thereunder.

“Stockholder” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Subscription Agreement” means a Subscription Agreement by and between the Company and a Stockholder, pursuant to which the Stockholder acquires Capital Stock.

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction: (a) does not directly or indirectly own or have the right to acquire any outstanding Capital Stock (or applicable Stock Equivalents); or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Capital Stock (or applicable Stock Equivalents).

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Capital Stock or Stock Equivalents owned by a Person or any interest (including a beneficial interest) in any Capital Stock or Stock Equivalents owned by a Person. “Transfer”, when used as a noun, shall have a correlative meaning.

“Transferee” means a recipient of, or proposed recipient of, a Transfer, including a Permitted Transferee.

Section 1.02     Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Article II
Management

Section 2.01         Board Composition.

(a)          Board Composition. Each Stockholder shall vote all voting securities (including all voting Shares) owned by such Stockholder or over which such Stockholder has voting control, and shall take all other necessary or desirable actions within his, her or its control (including in his, her or its capacity as a stockholder, director, member of a board committee, officer of the Company or otherwise), and the Company shall take all necessary or desirable actions within its control, to ensure that:

(i)          the number of directors constituting the board of directors of the Company (each a “Director” and, collectively, the “Board”) is fixed and remains at all times at five (5) Directors; and

(ii)          the Board shall at all times be comprised of one individual (each, a “Designated Director”) designated by each Stockholder who then holds at least 20% of the shares of Class B Common Stock then outstanding (each, a “Designating Stockholder”); provided, that each of James Semivan, Harold E. Puthoff and each other Stockholder other than the Lead Investor (for so long as they respectively hold at least 20% of the outstanding shares of Class B Common Stock and therefore qualify as a Designated Stockholder) may only designate themselves for election to the Board and may not designate another individual to be elected to the Board without the prior consent of the Lead Investor.

If any Stockholder no longer holds at least 20% of the shares of Class B Common Stock outstanding and therefore loses the right to designate a Director for election to the Board then such Stockholder shall no longer be deemed a Designating Stockholder hereunder. If no other Stockholder holds a sufficient percentage of the outstanding shares of Class B Stock to succeed to the right of the former Designating Stockholder, then the Lead Investor shall succeed to the rights of such former Designating Stockholder and shall be entitled to remove and replace any Director previously designated for election to the Board by the former Designating Stockholder and to designate the Director to fill the seat on the Board which the former Designating Stockholder previously was entitled to fill.

Section 2.02          Removal; Resignation; Vacancies.

(a)          Removal. Subject to the last sentence of Section 2.01, a Designated Director may be removed from the Board (with or without cause) upon, and only upon, the written request of the Designating Stockholder then entitled to designate such Designated Director (or a Director to fill a vacancy in such seat on the Board). Each other Stockholder shall vote all voting securities (including all voting Shares) owned by such Stockholder or over which such Stockholder has voting control, and shall take all other necessary or desirable actions within his, her or its control (including in his, her or its capacity as a stockholder, director, member of a board committee, officer of the Company or otherwise), and the Company shall take all necessary or desirable actions within its control, to remove or replace such Designated Director upon, and only upon, such written request. Except as provided in the preceding sentence, unless the Designating Stockholder then entitled to fill a seat on the Board shall otherwise consent in writing, no other Stockholder then entitled to fill a seat on the Board shall take any action to cause the removal or replacement of the Designated Director.

(b)          Resignation. A Director may resign at any time from the Board by delivering his or her written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

(c)          Vacancies. If a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a Designated Director, then the then current Designating Stockholder entitled to fill the vacated seat shall have the right to designate an individual to fill such vacancy and the Company and each Stockholder (whether in his, her or its capacity as a stockholder, director, member of a board committee, officer of the Company or otherwise) hereby agrees to take such actions as may be necessary or desirable within his, her or its control (including, in the case of a Stockholder, by voting all voting securities (including all voting Shares) owned by such Stockholder or over which such Stockholder has voting control) to ensure the election or appointment of such designee to fill such vacancy on the Board. If the applicable Designating Stockholder fails to designate in writing a representative to fill a vacant Designated Director position on the Board, and such failure continues for more than thirty (30) days after notice from the Company to the Designating Stockholder with respect to such failure, then the vacant position shall be filled by an individual designated by a majority of the Directors then remaining in office (other than the Designating Director who has not timely acted); provided, that such individual shall be removed from such position if and when the Designating Stockholder so directs and simultaneously designates a new Designated Director for election.

Section 2.03          Compensation; No Employment.

(a)          Compensation of Directors. The Company and each Stockholder acknowledges and agrees that:

(i)          No Director shall receive compensation for his or her service as a Director to the Company or any Company Subsidiary; provided, that each Director shall be reimbursed by the Company for his or her reasonable and documented travel and out-of-pocket expenses incurred in the performance of his or her duties as a Director, including attendance in person at meetings of the Board or the board of any Company Subsidiary (or any committees thereof), pursuant to such policies as from time to time established by the Board.

(ii)          Nothing contained in this Section 2.03 shall be construed to preclude any Director from serving the Company or any Company Subsidiary in any other capacity and receiving reasonable compensation for such services.

(b)          No Right of Employment Conferred. This Agreement does not, and is not intended to, confer upon any Director any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Director.

Section 2.04          Committees; Advisory Board. The Company and each Stockholder acknowledges and agrees that the Board may, by resolution, designate from among the Directors one or more committees, each of which shall be comprised of one or more Directors. Any such committee, to the extent provided in the resolution forming such committee, shall have and may exercise the authority of the Board, subject to the limitations set forth in the Delaware Act. In addition, the Board may establish an Advisory Board for the Company or any Subsidiary thereof with such duties and authority as the Board may determine consistent with the Directors’ fiduciary duties. The Board may dissolve any committee or any Advisory Board or remove any member of a committee or any Advisory Board at any time.

Article III
Transfer

Section 3.01          General Restrictions on Transfer.

(a)          Stockholders. Each Stockholder acknowledges and agrees that such Stockholder (or any Permitted Transferee of such Stockholder) shall not Transfer:

(i)          Any Class B Common Stock or any Stock Equivalents without the prior written consent of the Board and the Lead Investor, except:

(A)          pursuant to Section 3.02;

(B)          to the Company or the Lead Stockholder or its designee, pursuant to Section 3.03;

(C)          when required of or by a Drag-along Stockholder pursuant to Section 3.04; or

(D)          as otherwise set forth in any applicable Incentive Plan or applicable Award Agreement; and

(ii)          prior to the second anniversary of the date of this Agreement, any other Capital Stock or Stock Equivalents (other than Class B Common Stock or related Stock Equivalents which are covered by Section 3.01(a)(i) above) without the prior written consent of the Board and the Lead Investor, except:

(A)          pursuant to Section 3.02; or

(B)          when required of a Drag-along Stockholder pursuant to Section 3.04.

In the event consent is provided by the Board pursuant to this Section 3.01(a) and, in the case of the securities covered by Section 3.01(a)(ii) above, following the second anniversary of the date of this Agreement, any such Transfer by a Stockholder shall be made only either as permitted pursuant to Section 3.02 or in strict accordance with the restrictions, conditions and procedures described in the other provisions of this Section 3.01, Section 3.03 and Section 3.04, as applicable.

(b)          Lead Investor Transfer Restrictions. The Lead Investor acknowledges and agrees that the Lead Investor (or any Permitted Transferee of the Lead Investor) shall not Transfer any Capital Stock or Stock Equivalents except:

(i)          pursuant to a Public Offering;

(ii)          as permitted pursuant to Section 3.01 or Section 3.02; or

(iii)          in strict accordance with the restrictions, conditions and procedures described in the other provisions of this Section 3.01, Section 3.03, and Section 3.04, as applicable.

(c)          Other Transfer Restrictions. Notwithstanding any other provision of this Agreement (including Section 3.02), each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Capital Stock or Stock Equivalents:

(i)          except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Capital Stock or Stock Equivalents, if requested by the Company, only upon delivery to the Company of a written opinion of counsel to the Stockholder proposing the Transfer in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii)          if such Transfer would cause the Company or any of the Company Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(iii)          if such Transfer would cause the assets of the Company or any of the Company Subsidiaries to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company or any Company Subsidiary.

(d)          Joinder Agreement. Except with respect to any Transfer pursuant to a Drag-along Sale, no Transfer of Capital Stock or Stock Equivalents pursuant to any provision of this Agreement shall be deemed effective until the Transferee shall have executed and delivered a Joinder Agreement to the Company and each other Stockholder.

(e)          Transfers in Violation of this Agreement. Any Transfer or attempted Transfer of any Capital Stock or Stock Equivalents in violation of this Agreement, including any failure of a Transferee, as applicable, to execute and deliver a Joinder Agreement pursuant to Section 3.01(d) above, shall be null and void ab initio, no such Transfer shall be recorded on the Company’s stock ledger or other applicable books, and the purported Transferee in any such Transfer shall not be treated (and the Stockholder proposing to make any such Transfer shall continue be treated) as the owner of such Capital Stock or Stock Equivalents for any purpose.

Section 3.02          Permitted Transfers. Subject to Section 3.01 above, and without limiting the Purchase Right in Section 3.03 hereof or the requirement to enter into a Joinder Agreement pursuant to Section 3.01(d) above, the provisions of Section 3.03 shall not apply to any of the following Transfers by any Stockholder of any of its Capital Stock or Stock Equivalents:

(a)          With respect to the Lead Investor, to any Affiliate of the Lead Investor;

(b)          With respect to any Stockholder (including the Lead Investor), to:

(i)          a trust established for the benefit of such Stockholder and/or any spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of such Stockholder; provided, the Stockholder reserves the right to dispose of and vote such Capital Stock or Stock Equivalents and the trustee(s) of any such trust executes and delivers a Joinder Agreement agreeing to comply (and to cause the trust to comply) with the terms of this Agreement; and

(ii)          for bona fide estate planning purposes, either by will or by the laws of intestate succession, to such Stockholder’s executors, administrators, testamentary trustees, legatees or beneficiaries.

Section 3.03          Purchase Right.

(a)          At any time and from time to time (including following the death or disability of a Stockholder), and subject to the terms and conditions specified in Section 3.01, Section 3.02, and this Section 3.03, as applicable, the Company and the Lead Investor shall have the right (the “Purchase Right”) to purchase from any Stockholder party hereto who holds shares of Class B Common Stock (together with any Permitted Transferee and any purported heir, executor, trustee, legal representative or other purported successor to or transferee of a disabled or deceased Stockholder, the “Selling Stockholder”) some or all of the Selling Stockholder’s shares of Class B Common Stock, as described in this Section 3.03.

(b)          Purchase Notice.

(i)          To exercise the Purchase Right, the Company and/or the Lead Investor, as applicable, shall deliver written notice (the “Purchase Notice”) to the applicable Selling Stockholder notifying the Selling Stockholder of the exercise of the Purchase Right and specifying the number of Shares of Class B Common Stock proposed to be purchased (the “Specified Shares”), the purchase price for the Specified Shares and the Fair Market Value of the Class B Common Stock used to calculate the proposed purchase price, and the proposed closing date for the purchase of such Specified Shares. The Purchase Notice shall constitute the Company’s or the Lead Investor’s, as applicable, offer to purchase all of the Specified Shares in accordance with the provisions of this Section 3.03 and may not be revoked or withdrawn except as provided in subparagraph (iii) below.

(ii)          The “Fair Market Value” shall be the value of a share of Class B Common Stock (A) assuming a share of Class B Common Stock has no greater value per share than a share of Class A Common Stock, (B) applying a discount in determining the value of a share of Class B Common Stock or Class A Common Stock (for purposes of determining the maximum corresponding value for a share of Class B Common Stock) based on the lack of liquidity, and absence of a public market for the Specified Shares and the minority position represented by the Specified Shares proposed to be sold pursuant the Purchase Right, and (C) taking into account other factors reasonably determined to be appropriate in the good faith judgment of the Company or the Lead Investor (depending upon who proposes to purchase the Specified Shares). The Fair Market Value included in the Purchase Notice shall be binding upon the Selling Stockholder unless the Selling Stockholder delivers a written notice (a “Valuation Dispute Notice”) to the Company or the Lead Investor, as applicable, disputing the Fair Market Value and describing the basis for the dispute, and proposing an alternative Fair Market Value per share, which must be determined based on the abovementioned valuation and discounting assumptions and principles.

(iii)          If the Selling Stockholder timely delivers a Valuation Dispute Notice, the Selling Stockholder and the Company or the Lead Investor (depending upon who proposes to purchase the Subject Shares) shall seek through good faith discussions to agree on the Fair Market Value. If they are unable to reach agreement within five (5) Business Days after the date they first begin to attempt to resolve the disagreement through such good faith discussions, either party may request that a third party valuation firm (the “Valuation Firm”) be retained to determine the Fair Market Value, based on the abovementioned valuation and discounting assumptions and principles. If a party requests such a valuation, the parties shall jointly select a valuation firm to determine the Fair Market Value, or if the parties cannot agree on a mutually acceptable valuation firm, the parties shall each select a valuation firm experienced in the valuation of equity interests who together shall select a third valuation firm experienced in the valuation of equity interests to be the Valuation Firm. The Valuation Firm, acting as an expert and not an arbitrator, shall resolve the dispute within the range of Fair Market Values specified in the Purchase Notice and in the Valuation Dispute Notice but in all cases shall apply the abovementioned valuation and discounting assumptions and principles. The Valuation Firm’s determination of Fair Market Value shall be binding on the parties; provided, that if the Fair Market Value as determined by the Valuation Firm is greater than 10% more than the Fair Market Value specified in the Purchase Notice, the Company or the Lead Investor (depending on who sent the Purchase Notice) may in its sole discretion withdraw its Purchase Notice and shall not be obligated to purchase the Subject Shares (or shall be entitled to reduce the number of Subject Shares it purchases). The fees and costs of the Valuation Firm shall be paid 50% by the Company or the Lead Investor (depending on who proposes to buy the Subject Shares) and 50% by the Selling Stockholder; provided, that if the Selling Stockholder does not pay its share and the purchase of the Purchased Shares is to be completed, the Company or the Lead Investor (as applicable) shall be entitled to pay a portion of the amount payable for the Purchased Shares to pay the Selling Stockholder’s share of the costs and expenses of the Valuation Firm. The purchaser of the Purchased Shares also shall be entitled to deduct and withhold from the amount paid for the Subject Shares any amounts required to be withheld for taxes under applicable Law.

(iv)          In connection with any sale of Specified Shares pursuant to this Section 3.03, the applicable Selling Stockholder shall be deemed to represent and warrant to the Company or the Lead Investor, as applicable, that:

(A)          the Selling Stockholder has full right, title and interest in and to the Specified Shares described in the Purchase Notice;

(B)          the Selling Stockholder has all the necessary power and authority and has taken all necessary action to Transfer the Specified Shares as contemplated by this Section 3.03; and

(C)          the Specified Shares are free and clear of any and all liens, claims or encumbrances, other than those arising as a result of or under the terms of this Agreement.

(c)          Consummation of Sale to the Company and/or Lead Investor. If the Company and/or the Lead Investor shall have exercised the Purchase Right, then the Selling Stockholder shall sell such Specified Shares to the Company and/or the Lead Investor, and the Company and/or the Lead Investor, as the case may be, shall purchase the Specified Shares, at any time specified by the Company or the Lead Investor, as applicable; provided, that the date of the purchase shall be no less than thirty (30) and no more than one hundred and twenty (120) days after the date of delivery of the Purchase Notice, or if there is a dispute as to Fair Market Value, then no less than thirty (30) and no more than one hundred and twenty (120) days after the Fair Market Value is determined pursuant to Section 3.03(b)(i). Each Stockholder shall take all actions as may be reasonably necessary to consummate any sale of Specified Shares contemplated by this Section 3.03, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate. At the closing of any sale and purchase of Specified Shares pursuant to this Section 3.03, the Selling Stockholder shall deliver to the Company and/or the Lead Investor certificates (if any) representing the Specified Shares to be sold, free and clear of any liens, claims or encumbrances (other than those contained in this Agreement), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from the Company and/or the Lead Investor, as applicable. The Company or the Lead Investor, as applicable, shall pay the purchase price either (a) by certified or official bank check or by wire transfer of immediately available funds, or (b) with a promissory note bearing simple interest at a rate of 6% per annum and a maturity date of no longer than two years after the date of the purchase, or (c) a combination of (a) and (b) aggregating to the full purchase price.

Section 3.04          Drag-along Rights.

(a)          Participation. If the Lead Investor (its Affiliates or Permitted Transferees) (the “Dragging Stockholder”), propose to consummate an Approved Transaction, whether in one transaction or a series of related transactions, (a “Drag-along Sale”), the Dragging Stockholder shall have the right, after delivering the Drag-along Notice in accordance with Section 3.04(c) and subject to compliance with Section 3.04(d), to require that each other Stockholder (each, a “Drag-along Stockholder”) support and participate in such Drag-along Sale (including, if necessary, by converting or exercising their Stock Equivalents into the shares of Capital Stock to be sold in the Drag-along Sale, if applicable) on substantially the same terms and conditions as the Dragging Stockholder and in the manner set forth in Section 3.04(b).

(b)          Sale of Stock; Sale of Assets. Subject to compliance with Section 3.04(d):

(i)          If the Drag-along Sale is an Approved Transaction involving the sale of stock of the Company, then each Drag-along Stockholder shall sell, with respect to each class or series of Shares proposed by the Dragging Stockholder to be included in the Drag-along Sale, the number of Shares and/or Stock Equivalents, as applicable, of such class or series equal to the product obtained by multiplying (A) the number of Shares and/or Stock Equivalents of the applicable class or series of Shares on a Fully Diluted Basis held by such Drag-along Stockholder by (B) a fraction (1) the numerator of which is equal to the number of Shares and/or Stock Equivalents of the applicable class or series of Shares on a Fully Diluted Basis that the Dragging Stockholder proposes to sell in the Drag-along Sale and (2) the denominator of which is equal to the number of Shares and/or Stock Equivalents of the applicable class or series of Shares on a Fully Diluted Basis held by the Dragging Stockholder at such time; provided, that for purposes of this Section 3.04(b)(i) and the other provisions of this Section 3.04, all classes of Common Stock and applicable Stock Equivalents for Common Stock shall be treated as one class of Shares; and

(ii)          If the Drag-along Sale is an Approved Transaction involving a sale of the assets of the Company or any specific Company Subsidiary or a sale of capital stock or other equity interests, or a merger, consolidation, recapitalization, or reorganization, of the Company or any specific Company Subsidiary, or any other transaction requiring the consent or approval of the Stockholders, then notwithstanding anything to the contrary in this Agreement, each Drag-along Stockholder shall (A) vote (in person, by proxy or by written consent, as requested) all of its voting securities (including any voting Shares) in favor of the Drag-along Sale (and any related actions necessary to consummate such sale) and otherwise consent to and raise no objection to such Drag-along Sale and such related actions and (B) refrain from taking any actions to exercise, and shall take all actions to waive, any dissenters’, appraisal or other similar rights that it may have in connection with such transaction.

(c)          Drag-along Notice. The Dragging Stockholder shall exercise its rights pursuant to this Section 3.04 by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Stockholder no more than ten (10) Business Days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Drag-along Sale and, in any event, no later than ten (10) Business Days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall make reference to the Dragging Stockholders’ rights and obligations hereunder and shall describe in reasonable detail:

(i)          The name(s) of the Third Party Purchaser;

(ii)          The proposed date, time and location of the closing of the Drag-along Sale;

(iii)          The proposed amount of consideration in the Drag-along Sale, including, if applicable, the purchase price per share of each applicable class or series of Capital Stock (or applicable Stock Equivalents) to be sold and the other material terms and conditions of the Drag-along Sale; and

(iv)          A summary of the material terms of the definitive agreement governing the Drag-along Sale.

(d)          Conditions of Drag-along Sale. The obligations of the Drag-along Stockholders in respect of a Drag-along Sale under this Section 3.04 are subject to the satisfaction of the following conditions:

(i)          The consideration to be received by each Drag-along Stockholder, if any, shall be the same form and amount of consideration to be received by the Dragging Stockholder per share of Capital Stock of each applicable class or series and the terms and conditions of such sale shall, except as otherwise provided in Section 3.04(d)(iii), be the same as those upon which the Dragging Stockholder sells its Capital Stock, if applicable; provided, that this Section 3.04(d)(i) condition shall be deemed satisfied even if only Stockholders qualifying as “accredited investors” (as defined in Rule 501 of Regulation D promulgated under the Securities Act), to the exclusion of Stockholders who either do not qualify as accredited investors or would otherwise cause the registration under applicable federal securities laws of securities issued to such Stockholder in the Drag-along Sale, receive securities of the Third Party Purchaser in the Drag-along Sale, so long as the Dragging Stockholder and each Drag-along Stockholder receive the same value (as determined in good faith by the Board), whether in cash or such securities, as of the closing of the Drag-along Sale with respect to each such Stockholder’s applicable Capital Stock;

(ii)          If the Dragging Stockholder or any Drag-along Stockholder is given an option as to the form and amount of consideration to be received, the same option shall be given to all Drag-along Stockholders; provided, that this Section 3.04(d)(ii) condition shall be deemed satisfied even if only Stockholders qualifying as “accredited investors” (as defined in Rule 501 of Regulation D promulgated under the Securities Act), to the exclusion of Stockholders who either do not qualify as accredited investors or would otherwise cause the registration under applicable federal securities laws of securities issued to such Stockholder in the Drag-along Sale, receive an option to receive securities of the Third Party Purchaser in the Drag-along Sale, so long as the Dragging Stockholder and each Drag-along Stockholder receive the same value (as determined in good faith by the Board), whether in cash or such securities, as of the closing of the Drag-along Sale with respect to each such Stockholder’s applicable Capital Stock; and

(iii)          Each Drag-along Stockholder shall execute any applicable action by written consent and any applicable purchase agreement (and any related ancillary agreements entered into by the Dragging Stockholder in connection with the Drag-along Sale) and make or provide the same representations, warranties, covenants, indemnities (directly to the Third-Party Purchaser and/or indirectly pursuant to a contribution agreement, as required by the Dragging Stockholder), purchase price adjustments, escrows and other obligations as the Dragging Stockholder makes or provides in connection with the Drag-along Sale.

(e)          Cooperation. Each Drag-along Stockholder shall take all actions as may be reasonably necessary or reasonably requested by the Lead Investor or its applicable Affiliate or Permitted Transferee to consummate the Drag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Stockholder.

(f)          Fees and Expenses. The fees and expenses of the Dragging Stockholder (either directly or indirectly by the Company and any Company Subsidiary) incurred in connection with a Drag-along Sale and for the benefit of all Drag-along Stockholders, to the extent not paid or reimbursed by the Company, any Company Subsidiary or the Third Party Purchaser, shall be shared by the Dragging Stockholder and all the Drag-along Stockholders on a pro rata basis, based on the aggregate consideration received by each such Stockholder in the Drag-along Sale.

Article IV
Covenants

Section 4.01          Other Business Activities.  The Stockholders agree that (i) certain Stockholders or Affiliates thereof from time to time may serve as Directors or officers of the Company or its Subsidiaries, (ii) certain Stockholders or Affiliates thereof may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may or could engage and/or other business activities that overlap with or compete with or may be similar or ancillary to those in which the Company or its Subsidiaries, directly or indirectly, may or could engage (such other activities or related lines of business, including competitive activities, “Other Business”), and (iii) Stockholders who are not employees of the Company or their respective Affiliates may now engage and may continue to engage in Other Business. No Stockholder shall have any obligation to notify any other Stockholder of its Other Business activities, or be in breach of any duty to any other Stockholder, for directly or indirectly (A) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Company or any of its Subsidiaries or Affiliates does or could engage (a “Business Opportunity”) or (B) otherwise engaging in Other Business, even if competitive with the Company or its Subsidiaries or Affiliates. Each Stockholder hereby renounces on behalf of itself and its Affiliates any reasonable expectancy interest or property right in any Other Business or Business Opportunity which is pursued by another Stockholder or its Affiliate, except as may be otherwise agreed between such Stockholders in writing. If any Stockholder or its Affiliate develops or acquires knowledge of a Business Opportunity that could also be pursued by the Company or any of its Subsidiaries or Affiliates, such Stockholder or its applicable Affiliate will not be in breach of this Agreement or any purportedly applicable duty to the other Stockholders for failing to communicate or offer such Business Opportunity to the Company or any of its Subsidiaries or Affiliates.

Article V
Representations and Warranties

Section 5.01          Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to the Company that:

(a)          Such Stockholder has full right, power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of such Stockholder. Such Stockholder has duly executed and delivered this Agreement.

(b)          This Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.

(c)          The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents, if any, of such Stockholder, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Stockholder is a party.

(d)          Except for this Agreement, such Stockholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to any Capital Stock or Stock Equivalents of the Company, including agreements or arrangements with respect to the acquisition or disposition of any such Capital stock or Stock Equivalents or any interest therein or the voting of any Capital Stock or Stock Equivalents (whether or not such agreements and arrangements are with the Company or any other Stockholder).

(e)          Subject to the other provisions of this Agreement, the representations and warranties contained herein shall survive the date of this Agreement and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

Article VI
Miscellaneous

Section 6.01          Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.02          Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Stockholder hereby agrees, at the request of the Company or any other Stockholder, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 6.03          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.03):

If to the Company or to the Lead Investor, to:	1051 S. Coast Highway 101, Suite B Encinitas, California 92024 e-mail: tom.tts@icloud.com Attention: Thomas M. DeLonge, President

with a copy (which shall not constitute notice) to:	Morgan, Lewis & Bockius LLP 300 S. Grand Avenue, Suite 2200 Los Angeles, California 90071-3132 e-mail: john.filippone@morganlewis.com_ Attention: John L. Filippone

If to a Stockholder, to such Stockholder’s respective mailing address as set forth on the signature page hereof, or in the Company’s records, as applicable.

Section 6.04          Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 6.05          Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.06          Entire Agreement. This Agreement, together with the Certificate of Incorporation (as amended from time to time), any applicable Stock Option Plan, any applicable Award Agreements, any applicable Subscription Agreement and any Joinder Agreements executed after the date hereof, and all related Exhibits and Schedules hereto and thereto collectively constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 6.07          Successors and Assigns; Assignment. Subject to the rights and restrictions on Transfers set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns. This Agreement may not be assigned by any Stockholder except as provided in this Agreement (or as otherwise consented to in a prior writing by the Lead Investor) and any such assignment in violation of this Agreement shall be null and void.

Section 6.08          No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.09          Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company, the Lead Investor, and the Stockholders (which for avoidance of doubt may include the Lead Investor) holding a majority of the issued and outstanding shares of Class B Common Stock then held by all Stockholders. Any such written amendment or modification will be binding upon the Company and each Stockholder.

Section 6.10          Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 6.10 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 4.01 and Section 6.13 hereof.

Section 6.11          Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 6.12          Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such courts lack subject-matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware.

Each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by certified or registered mail to the address set forth in Section 6.03 shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 6.13          Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 6.14          Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 6.15          Attorneys’ Fees. In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 6.16          Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 6.17          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 6.18          Legend. In addition to any other legend required by Applicable Law, all certificates, if any, representing issued and outstanding Capital Stock held by the Stockholders shall bear a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT AMONG THE COMPANY AND ITS STOCKHOLDERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

Section 6.19          Irrevocable Proxy and Power of Attorney. Each Stockholder hereby appoints the Lead Investor and any designee of the Lead Investor, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to such Stockholder’s Shares (or applicable Stock Equivalents) in accordance with the provisions of this Agreement. This proxy and power of attorney is given to secure the performance of the duties of the Stockholders under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by any Stockholder with respect to such Stockholder’s Shares or applicable Stock Equivalents. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Stockholder.

Section 6.20          Spousal Consent. Each Stockholder who is married on the date of this Agreement shall cause such Stockholder’s spouse to execute and deliver to the Company a consent of spouse in the form of Exhibit A hereto (a “Spousal Consent”), dated as of the date hereof. If any Stockholder should marry following the date of this Agreement, such Stockholder shall cause his or her spouse to execute and deliver to the Company a Spousal Consent within ten (10) Business Days thereof. If any Stockholder does not obtain and deliver such a Spousal Consent within five (5) Business Days after executing this Agreement (or within ten (10) Business Days after becoming married after the date of this Agreement), such Stockholder(a) shall be deemed to represent and warrant to the Company and each other Stockholder that such Stockholder is not married or such Stockholder’s spouse has no community property or other rights or interests in its Capital Stock or Stock Equivalents or the rights set forth herein, and (b) shall be deemed as consent and agreed to indemnify the Company and each other Stockholder from any losses, costs, damages or expenses (including attorneys’ fees and costs) resulting or arising from (i) a failure to deliver a Spousal Consent, or (ii) any claims or causes of action asserted by such Stockholder’s spouse, or (iii) any breach of any such deemed representation or warranty.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Company:	Stockholders:

GRAVITY HOLDINGS LLC
Thomas M. DeLonge, President

Thomas M. DeLonge, Trustee of The DeLonge Family Trust, Manager

JIMSEM 1, LLC

James Semivan, Manager

Harold E. Puthoff